Exhibit 99.1
Press Release
July 19, 2004
                                  Press Release

New Haven, CT   06510                       Contact: Michael M. Ciaburri
Date: July 19, 2004                         President & COO
Release: Immediate                          (203)782-1100

Southern Connecticut Bancorp, Inc. (AMEX: SSE) the parent company of The Bank of Southern Connecticut and The Bank of Southeastern Connecticut, In Organization, reports substantial earnings and asset growth for the six and three month periods ending June 30, 2004 in comparison to June 30, 2003. Bancorp reports profits of $20,200 and $55,900 for the three and six month periods ending June 30, 2004, in comparison to losses of ($228,500) and ($412,600) for the three and six month periods ending June 30, 2003. Three and six month basic income per share at June 30, 2004 were $0.02 and $0.05 in comparison to losses in the previous year of ($0.21) and ($0.39)respectively. Three and six month diluted income per share at June 30, 2004 were $0.01 and $0.04 in comparison to losses in the previous year of ($0.21) and ($0.39) respectively. Total assets of Bancorp were $76.2 million at June 30, 2004, an increase of $28.1 million from $48.1 million at June 30, 2003.

The Bank of Southeastern Connecticut, In Organization, is expected to commence operations during the fourth quarter of 2004, subject to receipt of final approvals from applicable regulatory authorities, and will be headquartered in the City of New London, Connecticut.

The Bank of Southern Connecticut earned $196,061 for the six month period ended June 30, 2004, in comparison to a loss of ($413,400) for the six month period ending June 30, 2003. Total assets of The Bank of Southern Connecticut increased 45% to $69.4 million at June 30, 2004 from $47.9 million at June 30, 2003. Total loans increased 60% to $45.2 million at June 30, 2004 from $28.2 million at June 30, 2003. Total deposits at June 30, 2004 increased 43% to $52.9 million from $37.0 million at June 30, 2003. The bank opened for business in October 2001 and currently has three banking offices.

         "We are pleased with the continued growth, profitability and progress of our company" stated Michael M. Ciaburri, President and Chief Operating Officer.

Certain statements contained in this release and in other written materials and statements we may issue, including without limitation statements containing the word "believes," "anticipates," "intends," "expects," "estimates," "could," "would," "will" or words of similar import, constitute forward-looking statements within the meaning of the federal securities laws.

Such forward-looking statements involve risks, uncertainties and other factors that may cause our actual future results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, a limited operating history and volatility of earnings, our dependence on our executive management and board of directors, our business concentration in small to medium-sized businesses in the New Haven and New London, Connecticut, areas, as well as changes in our business, competitive, market and regulatory conditions and strategies. Additional information concerning factors that could impact forward-looking statements can be found in the Company's periodic public filings with the Securities and Exchange Commission and in the section captioned "Risk Factors" in our final prospectus, filed on June 17, 2004 pursuant to Rule 424(b)(1) under the Securities Act of 1933, as amended. Given these uncertainties, readers are cautioned not to place any undue reliance on such forward-looking statements. We disclaim any intent or obligation to update these forward-looking statements to reflect facts, assumptions, circumstances or events that occur after the date on which such forward-looking statements were made.